Exhibit 10.7
PRODUCTION PARTICIPATION PLAN CREDIT SERVICE AGREEMENT
     This PRODUCTION PARTICIPATION PLAN CREDIT SERVICE AGREEMENT (the “Agreement”) is made as of the 23rd day of February, 2007, by and between WHITING PETROLEUM CORPORATION, a Delaware corporation (the “Company”), and JAMES J. VOLKER (the “Executive”).
WITNESSETH:
     WHEREAS, the Company maintains the Whiting Petroleum Corporation Production Participation Plan, as amended and restated from time to time (the “Plan”), and the Executive is a participant in the Plan.
     WHEREAS, in order to provide the Executive with greater incentive to increase the profitability of the Company, the Company has previously provided the Executive with credit under the Plan for services he rendered to the Company as a consultant from March 1993 to August 2000 that is in addition to the interests the Executive would otherwise have pursuant to the Plan.
     WHEREAS, the Company and the Executive desire to formalize the arrangement pursuant to which the Company provides such additional service credit to the Executive under the Plan.
     WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bounds, hereby agree as follows:
     1. Additional Service Credit. For all purposes under the Plan (including, without limitation, distribution of vested interests pursuant to Section 7 of the Plan upon voluntary termination of the Plan by the Company or a Change in Control), the Executive shall have been deemed to have been allocated by the Company the vested interests equal to the following percentages of the Contributed Economic Interest for the respective Plan Years:

Plan
Year	Percentage
1993	9.73% less 0.93% the Executive was awarded under the Plan
1994	8.45%
1995	6.67%
1996	7.01%
1997	6.85%
1998	6.91%
1999	7.17%
     2. No Right to Employment. The Company may terminate the employment of the Executive as freely and with the same effect as if this Agreement were not in existence.
     3. No Impact on Production Participation Plan. Except as expressly set forth herein, the Executive shall not have any additional rights under the Plan. To the extent there is a conflict between the terms of this Agreement and the terms of the Plan (it being understood the provision of the additional service credit expressly set forth in this Agreement shall not constitute such a conflict), the terms of the Plan shall control.
     4. Entire Agreement. Other than as expressly set forth in the Plan, this Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any other oral or written understandings.
     IN WITNESS WHEREOF, the parties have cause this Agreement to be duly executed as of the day and year first above written.

WHITING PETROLEUM CORPORATION

By: James J. Volker
Its: President and Chief Executive Officer

/s/ James J. Volker James J. Volker